Exhibit 99.1

Nexalin Announces Pivotal HALO™ Clarity Trial to Support Planned De Novo FDA

Submission Targeting Multi-Billion-Dollar Insomnia Market

150-Patient, Triple-Blinded, Sham-Controlled Study Designed to be Executed in

Collaboration with Lindus Health to Support Future FDA Submission for Drug-Free

Insomnia Treatment

Builds on Prior Peer-Reviewed Clinical Data and International Regulatory Approvals

HOUSTON – February 24, 2026 – Nexalin Technology, Inc. (Nasdaq: NXL) (the “Company” or “Nexalin”), the leader in Deep Intracranial Frequency Stimulation (DIFS™) of the brain, today announced continued advancement toward its planned pivotal clinical trial evaluating HALO™ Clarity for the treatment of moderate to severe insomnia, designed to support Nexalin’s planned de novo submission to the U.S. Food and Drug Administration. The study is being conducted in collaboration with Lindus Health, a full-service clinical research organization engaged to oversee trial execution, regulatory preparation, and patient recruitment.

The randomized, triple-blinded, sham-controlled study is designed to enroll a minimum of 150 participants across the United States. Structured as a fully decentralized trial, participants are expected to complete treatments and assessments remotely within Nexalin’s recently launched NeuroCare virtual clinic and its advanced Electronic Data Capture (EDC) system. The NeuroCare virtual clinic is designed to eliminate traditional site visit requirements, while expanding access to a broader patient population.

The pivotal study is designed to support the planned de novo insomnia submission to the U.S. Food and Drug Administration and represents a key milestone in the execution of Nexalin’s global strategy to expand its DIFS™ platform into high-prevalence neuropsychiatric indications.

The pivotal study to support Nexalin’s planned FDA submission builds on Nexalin’s previously reported and published clinical results in chronic insomnia, including a 120-participant randomized, double-blind, placebo-controlled, multicenter study published in the Journal of Psychiatric Research. In that study, Nexalin reported clinically meaningful and statistically significant improvements across key sleep parameters compared to placebo, with no significant adverse effects reported. Nexalin’s Gen-2 15 mA device has also received regulatory approvals internationally for insomnia and related indications.

Insomnia affects approximately 30 million adults in the United States, with many patients reporting dissatisfaction with existing treatment options due to concerns regarding dependency, tolerability, or long-term use. The global insomnia therapeutics market represents a multi-billion-dollar annual opportunity and continues to grow as awareness and diagnosis increase.

HALO™ Clarity leverages Nexalin’s proprietary 15 mA DIFS™ technology, which is engineered to target deeper brain structures associated with sleep regulation and other mental health conditions. Unlike conventional transcranial stimulation approaches primarily targeting cortical regions, DIFS™ is engineered to modulate deeper neural circuits implicated in sleep architecture, offering a potential non-pharmacological treatment alternative.

Under the collaboration, Lindus Health is expected to provide comprehensive clinical research services, including protocol finalization, regulatory preparation and submission support, patient recruitment strategy, study management, data oversight, biostatistics, and medical writing.

The planned study will include adults aged 22 to 65 with moderate to severe insomnia, who are expected to be randomized to receive either active HALO™ Clarity therapy or sham treatment for four weeks, followed by a four-week follow-up period to evaluate durability of response.

“This planned pivotal trial marks an important milestone for Nexalin,” said Mark White, Chief Executive Officer of Nexalin Technology. “Insomnia is a large and underserved market where millions of patients are seeking drug-free treatment options. Advancing HALO™ Clarity toward a fully powered pivotal study designed to support our planned FDA submission reflects the maturity of our DIFS™ platform and our commitment to expanding its clinical reach. We believe successful execution of this study and continued advancement along the FDA pathway will position Nexalin to pursue regulatory clearance in a high-demand market, further validate the broader potential of our technology, and support our ongoing efforts to expand regulatory pathways across additional indications.”

“We are pleased to collaborate with Nexalin in the advancement of this important study,” said Michael Young, Co-CEO of Lindus Health. “Our team looks forward to supporting the execution of a rigorous, patient-centric trial designed to evaluate this novel approach to insomnia treatment.”

Nexalin continues to focus on strengthening the clinical and regulatory foundation of its DIFS™ platform as it advances toward potential commercialization across multiple neuropsychiatric indications.

About Nexalin Technology, Inc.

Nexalin designs and develops innovative neurostimulation products to uniquely help combat the ongoing global mental health epidemic. All of Nexalin’s products are believed to be non-invasive and undetectable to the human body and are developed to provide relief to those afflicted with mental health issues. Nexalin utilizes bioelectronic medical technology to treat mental health issues. Nexalin believes its neurostimulation medical devices can penetrate structures deep in the mid-brain that are associated with mental health disorders. Nexalin believes the deeper-penetrating waveform in its next-generation devices will generate enhanced patient response without any adverse side effects. The Nexalin Gen-2 15 milliamp neurostimulation device has been approved in China, Brazil, Oman and Israel. Additional information about the Company is available at: https://nexalin.com/.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or Nexalin’s future financial performance. Any statements that refer to expectations, projections, or other characterizations of future events or circumstances or that are not statements of historical fact (including without limitation statements containing the words “believes,” “expects,” “anticipates,” “plans,” “intends,” “will,” “designed to,” “positioned to,” “potential,” “targeted,” “seeking,” or similar expressions) should be considered forward-looking statements. Such statements involve risks and uncertainties that could cause actual events or Nexalin’s actual results to differ materially from those indicated by the forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

References to “FDA pivotal study,” “FDA pivotal clinical trial,” or similar terminology in this press release describe the Company’s intended purpose for the study and do not indicate FDA endorsement, sponsorship, approval, or oversight of the study design, protocol, or execution. No assurance can be given that the planned study will be initiated, enrolled, completed, or produce favorable results, or that any regulatory submission will result in FDA clearance or approval.

Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of the Company. Such risks include, but are not limited to: uncertainties regarding the design, enrollment, execution, timing, and completion of clinical trials; the ability to obtain regulatory clearance or approval from the FDA or other regulatory bodies; the Company’s reliance on third-party collaborators, including Lindus Health; the sufficiency of clinical data to support regulatory submissions; the potential for adverse events or safety concerns; market acceptance of the Company’s products; competition from existing and new treatment alternatives; and the Company’s ability to secure adequate funding to complete its planned clinical and regulatory programs. Additional risks are set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and other filings with the Securities and Exchange Commission. Copies of such filings are available on the SEC’s website at www.sec.gov.

Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

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Tel: (212) 671-1020

Email: NXL@crescendo-ir.com